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                                                                  EXHIBIT 3.1


                                 SECOND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                           BIOANALYTICAL SYSTEMS, INC.



         This corporation ("Corporation") is governed by the applicable provisions of the Indiana Business Corporation Law ("Act").

                                    ARTICLE I

                                      Name

           The name of the Corporation is Bioanalytical Systems, Inc.

                                   ARTICLE II

                                     Shares

         Section 2.1. Number. The total number of shares which the Corporation is authorized to issue is 20 million shares.

         Section 2.2. Classes. There shall be two classes of shares of the Corporation. One class shall be designated as "Common Shares" and shall consist of 19 million of the authorized shares, and the other class shall be designated as "Preferred Shares", and shall consist of one million of the authorized shares.

         Section 2.3. Relative Rights, Preferences, Limitations and Restrictions of Shares.

         (a) Common Shares. Except to the extent granted to the Preferred Shares, the Common Shares shall have all of the rights accorded to shares under the Act including but not limited to voting rights and all rights to distribution of the net assets of the Corporation upon dissolution.

         (b) Preferred Shares. By amendment of these Second Restated Articles of Incorporation in the manner provided in the Act, the Preferred Shares shall have such preferences, limitations, restrictions and relative voting and other rights as may be determined, in whole or in part, by the Board of Directors prior to the issuance thereof.



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         Section 2.4. Voting Rights of Common Shares. Each holder of Common
Shares shall be entitled to one vote for each share owned of record on the books of the Corporation on each matter submitted to a vote of the holders of Common Shares.

                                   ARTICLE III

                     Registered Office and Registered Agent

         Section 3.1. Registered Office. The street address of the Corporation's registered office is 2701 Kent Avenue, West Lafayette, Indiana 47906.

         Section 3.2. Registered Agent. The name of the Corporation's registered agent at such registered office is Peter T. Kissinger.

                                   ARTICLE IV

                               Board of Directors

         Section 4.1. Number, Terms. The total number of directors shall be that specified in or fixed in accordance with these Second Restated Articles of Incorporation or in the By-Laws. In the absence of a provision in the By-Laws specifying the number of directors or setting forth the manner in which such number shall be fixed, the number of directors shall be nine. The By-Laws may provide for staggering the terms of directors into two or three groups in the manner provided in the Act.

         Section 4.2. Election by Voting Groups. The terms of Preferred Shares may provide for the election of one or more directors by the holders of Common Shares and/or by the holders of one or more series of Preferred Shares.

         Section 4.3. Removal of Directors. One or more directors may be removed with or without cause by the vote of the holders of a majority of the outstanding Common Shares, subject to any limitation on the removal of directors contained in the terms of Preferred Shares.

                                    ARTICLE V

                                 Indemnification

         Section 5.1. General. The Corporation shall, to the fullest extent to which it is empowered to do so by the Act, or any other applicable law, as from time to time in effect, indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he or she is or was a Director, Officer, employee or agent of the Corporation, or who, while serving as such Director, Officer, employee or agent of the Corporation, is or was serving at the request

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of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against expenses (including counsel fees), judgments, settlements, penalties and fines (including excise taxes assessed with respect to employee benefit plans) actually or reasonably incurred by him in accordance with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, in the case of conduct in his official capacity, was in the best interests of the Corporation, and in all other cases, was not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, he either had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not meet the prescribed standard of conduct.

         Section 5.2. Authorization of Indemnification. To the extent that a Director, Officer, employee or agent of the Corporation has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to in Section 5.1 of this Article V, or in the defense of any claim, issue or matter therein, the Corporation shall indemnify that person against expenses (including counsel fees) actually and reasonably incurred by that person in connection therewith. Any other indemnification under Section 5.1 of this Article V (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case, upon a determination that indemnification of the Director, Officer, employee or agent is permissible in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not at the time parties to such action, suit or proceeding; or (b) if a quorum cannot be obtained under subdivision (a), by a majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two
(2) or more Directors not at the time parties to such action, suit or proceeding; or (c) by special legal counsel: (i) selected by the Board of Directors or its committee in the manner prescribed in subdivision (a) or (b), or (ii) if a quorum of the Board of Directors cannot be obtained under subdivision (a) and a committee cannot be designated under subdivision (b), selected by a majority vote of the full Board of Directors (in which selection Directors who are parties may participate), or (iii) by the Shareholders, but shares owned by or voted under the control of Directors who are at the time parties to such action, suit or proceeding may not be voted on the determination.

         Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subdivision (c) to select counsel.

         Section 5.3. Good Faith Defined. For purposes of any determination under Section 5.1 of this Article V, a person shall be deemed to have acted in good faith and to have otherwise met

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the applicable standard of conduct set forth in Section 5.1 if his action is based on information, opinions, reports or statements, including financial statements and other financial data, if prepared or presented by (a) one or more Officers or employees of the Corporation or another enterprise whom he reasonably believes to be reliable and competent in the matters presented; (b) legal counsel, public accountants, appraisers or other persons as to matters he reasonably believes are within the person's professional or expert competence; or (c) a committee of the Board of Directors of the Corporation or another enterprise of which the person is not a member if he reasonably believes the committee merits confidence. The term "another enterprise" as used in this
Section 5.3 shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which the person is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent. The provisions of this Section 5.3 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standards of conduct set forth in Section 5.1 of this Article V.

         Section 5.4. Payment of Expenses in Advance. Expenses incurred in connection with any civil or criminal action, suit or proceeding may be paid for or reimbursed by the Corporation in advance of the final disposition of such action, suit or proceeding, as authorized in the specific case in the same manner described in Section 5.2 of this Article V, upon receipt of a written affirmation of the Director, Officer, employee or agent's good faith belief that he has met the standard of conduct described in Section 5.1 of this Article V and upon receipt of a written undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount if it shall ultimately be determined that he did not meet the standard of conduct set forth in Section 5.1 of this Article V, and a determination is made that the facts then known to those making the determination would not preclude indemnification under this
Article V.

         Section 5.5. Provisions Not Exclusive. The indemnification provided by this Article V shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under these Articles, the Corporation's Amended and Restated Bylaws, any resolution of the Board of Directors or Shareholders, any other authorization, whenever adopted, after notice, by a majority vote of all voting stock then outstanding, or any contract, both as to action in his official capacity and as to action in another capacity while holding that office, and shall continue as to a person who has ceased to be a Director, Officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of that person.

         Section 5.6. Vested Right to Indemnification. The right of any individual to indemnification under this Article V shall vest at the time of occurrence or performance of any event, act or omission giving rise to any action, suit or proceeding of the nature referred to in Section 5.1 of this
Article V and, once vested, shall not later be impaired as a result of any amendment, repeal, alteration or other modification of any or all of these provisions. Notwithstanding the foregoing, the indemnification afforded under this Article V shall be applicable to all alleged prior acts or omissions of any individual seeking indemnification hereunder, regardless of the fact that such alleged acts or omissions may have occurred prior to

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the adoption of this Article V. To the extent such prior acts or omissions cannot be deemed to be covered by this Article V, the right of any individual to indemnification shall be governed by the indemnification provisions in effect at the time of the prior acts or omissions.

         Section 5.7. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or who is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a Director, Officer, employee or agent, whether or not the Corporation would have power to indemnify the individual against the same liability under this Article V.

         Section 5.8. Additional Definitions. For purposes of this Article V, references to the "Corporation" shall include any domestic or foreign predecessor entity of the Corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         For purposes of this Article V, "serving an employee benefit plan at the request of the Corporation" shall include any service as a Director, Officer, employee or agent of the Corporation which imposes duties on, or involves services by that Director, Officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries. A person who acted in good faith and in a manner he reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interest of the Corporation" referred to in this Article V.

         For purposes of this Article V, "party" includes any individual who is or was a plaintiff, defendant or respondent in any action, suit or proceeding, or who is threatened to be made a named defendant or respondent in any action, suit or proceeding.

         For purposes of this Article V, "official capacity," when used with respect to a Director, shall mean the position of director of the Corporation; and when used with respect to an individual other than a Director, shall mean the office in the Corporation held by the Officer or the employment or agency relationship undertaken by the employee or agent on behalf of the Corporation.

         "Official capacity" does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise, whether for profit or not.

         Section 5.9. Payments a Business Expense. Any payments made to any indemnified party under this Article V under any other right to indemnification shall be deemed to be an ordinary and necessary business expense of the Corporation, and payment thereof shall not subject any person responsible for the payment, or the Board of Directors, to any action for corporate waste or to any similar action.

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